Exhibit 10.1
February 5, 2010
Mr. Mark A. Libratore
President
Liberator Medical Holdings, Inc.
2979 SE Gran Park Way
Stuart, FL 34997
INVESTMENT BANKING AGREEMENT
Dear Mark:
We are pleased to reconfirm our mutual understanding regarding the retention of Littlebanc Advisors, LLC (“Littlebanc”), securities offered through Wilmington Capital Securities, LLC, by Liberator Medical Holdings, Inc., together with its subsidiaries, successors and assigns (collectively, the “Company”), subject to the terms and conditions of this agreement (the “Agreement”).
1.	Purpose of Engagement. Littlebanc will assist the Company as its financial consultant in connection with raising capital, renegotiations with current debt and equity holders and negotiation of subordination agreements. For purposes of this Agreement, a “Transaction” shall mean: (i) any offer or private sale of, investment or transaction in, or series of investments or transactions in, the Company’s capital stock (whether outstanding or newly issued shares), convertible securities, options, warrants, or other rights to acquire the Company’s capital stock, or assets, or any other capital raise of any nature.

Littlebanc and the Company agree and acknowledge that this Agreement should not be construed as a firm commitment or guarantee of any Transaction. It is acknowledged and agreed that the decision to consummate a Transaction shall be in the Company’s sole and absolute discretion.

2	Term. The term of this Agreement shall be for a period commencing on of the date hereof and expiring on the earlier of six (6) months from the date hereof or the final closing of a Transaction, unless sooner terminated or extended pursuant to the following sentences (the “Term”). On or after six (6) months from the date hereof, Littlebanc or the Company may terminate this Agreement upon thirty (30) days prior written notice to the other party. Unless terminated by either party in writing, this Agreement shall automatically renew for successive six month periods. Notwithstanding any termination or expiration of this Agreement, the provisions of Paragraphs 5, 6 and Exhibit A, which is attached hereto and incorporated herein, shall survive such termination or expiration.
1.	Role of Littlebanc. Littlebanc will act as the Company’s financial consultant with respect to:
a)	Using its reasonable efforts to identify and introduce the Company to a single or a small number of fundamentally oriented institutional financial investor(s) (“Investor(s)”) and market the Transaction to such potential Investor(s).

b)	Evaluating Transaction proposals on behalf of the Company and providing guidance with respect to the Transaction structure and valuation;

Liberator Medical Holdings, Inc.
February 5, 2010

c)	Assisting in any discussions or negotiations of any Transaction, as requested by the Company, including renegotiations with current debt and equity holders and negotiation of any subordination agreements that may be necessary;

d)	Coordinating due diligence, documentation and Transaction closing; and,

e)	Providing any other services related to a Transaction that may be appropriately requested by the Company.
2.	Compensation. In consideration for our services described above, Littlebanc shall be entitled to receive, and the Company agrees to pay Littlebanc, the following compensation:
a)	Transaction Fee. If the Company consummates a Transaction with any of the Littelbanc Investors, the Company shall pay to Littlebanc a transaction fee (the “Transaction Fee”) comprised of:
(i)	A cash fee equal to 5 % of Consideration (as defined in Exhibit A); and

(ii)	One share of five (5) year warrants for every 20 shares purchased by an Investor in the Transaction (the “LB Securities”) issued by the Company to Littlebanc or its designees, at an exercise price equal two dollars and fifty cents ($2.50) per share.

(iii)	The Company shall pay Littlebanc its cash fee by wire transfer at the closing of the Transaction payable to Wilmington Capital Securities, LLC, and shall deliver securities earned by Littlebanc or its designees as soon as practicable after closing of a Transaction.
b)	Multiple Closings. In the event there are multiple partial closings prior to the final closing of the Transaction, the Company shall issue to Littlebanc, or its designees, the percentage of cash and securities set forth in Sections 5(a)(i), (ii) payable with respect to the amount of each closing as soon as practicable after each such closing.

c)	Other. In the event that any portion of the Transaction(s) includes instruments or arrangements not contemplated by this Agreement, then the Company agrees to negotiate with Littlebanc in good faith the amount of Transaction Fees that will be due Littlebanc under such circumstances. No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to Littlebanc. All fees due to Littlebanc hereunder shall have no offsets, and are non-refundable and non-cancelable, except as described in Paragraph 5(b).
3.	Reimbursement of Expenses. In addition to the fees described in Paragraph 2, above, the Company agrees to reimburse Littlebanc, promptly upon submission of an invoice from time to time, all reasonable, out-of-pocket expenses incurred by Littlebanc (including travel, databases, fees and disbursements of counsel, and of other consultants and advisors retained by Littlebanc) in connection with a Transaction. Littlebanc shall not incur any expense associated with the Transaction in an amount greater than $500 without the prior approval of the Company.

Liberator Medical Holdings, Inc.
February 5, 2010

We look forward to formalizing our business relationship. If the foregoing and the attached Exhibit A correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

WILMINGTON CAPITAL SECURITIES, LLC
By:	/s/ Ronald Dorushkin
	Name:	Ronald Dorushkin
	Title:	Chief Executive Officer

Confirmed and agreed to this 5 day of February, 2010
Liberator Medical Holdings, Inc.

By: /s/ Mark A. Libratore
Name: Mark A. Libratore
Title: President

Liberator Medical Holdings, Inc.
February 5, 2010

EXHIBIT A
(A)	Consideration. For purposes of this Agreement, “Consideration” shall mean the value of the Transaction and shall include the aggregate value of all cash, securities, the assumption, satisfaction or forgiveness of debt in access of the fair market value of the collateral for that debt and minority interest obligations, and any other forms of payment made, received or to be received, directly or indirectly, by the Company (or any of its subsidiaries), its shareholders, or a third party, as the case may be.. Consideration shall expressly include amounts actually received under the terms of any “earn-out” provision, payments made pursuant to a non-competition agreement, vested rights to receive periodic payments and all other rights that may be at any time (i) transferred or contributed to the Company (or any of its subsidiaries), its affiliates or shareholders in connection with an acquisition of equity or assets of the Company, (ii) transferred or contributed by the Company (or any of its subsidiaries), its affiliates or shareholders in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by the Company (or any of its subsidiaries) or any affiliate thereof or (iii) transferred or contributed to the Company (or any of its subsidiaries), its affiliates or shareholders and any other parties entering into any joint venture or similar joint enterprise or undertaking with the Company (or any of its subsidiaries) or any affiliate thereof. The aggregate value of all such cash, securities and other property shall be the aggregate fair market value thereof as determined by Littlebanc and the Company, or by an independent appraiser jointly selected by Littlebanc and the Company, the cost of which shall be split 50/50 between Littlebanc and the Company.

(B)	Representations of the Company. The Company hereby represents and warrants that any and all information supplied hereunder to Littlebanc in connection with any and all services to be performed hereunder by Littlebanc for and on behalf of the Company shall be, to the best of the Company’s knowledge, true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading. The Company hereby acknowledges that the ability of Littlebanc to adequately provide services as described herein is dependent upon the prompt dissemination of accurate, correct and complete information to Littlebanc. The Company further represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(C)	Indemnification.
1)	The Company hereby agrees to indemnify and hold Littlebanc, its officers, directors, principals, employees, shareholders, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, “Losses”) arising out of, based upon, or in any way related or attributed to any breach of a representation, warranty or covenant by the Company contained in this Agreement.

2)	Littlebanc agrees to indemnify and hold the Company, its officers, directors, principals, employees and affiliates, and their successors and assigns, harmless from and against a payment of fees as a result of the Investment Banking Agreement between Ladenburg Thalman and the Company of August 28, 2008, particularly Article 6 thereto should the Company be found to owe Ladenburg Thalman a fee for any Transaction associated with this Agreement.

Liberator Medical Holdings, Inc.
February 5, 2010

3)	If either Littlebanc, or the Company, as the case may be (the “Indemnified Party”), receives written notice of the commencement of any legal action, suit or proceeding with respect to which either of them is or may be obligated to provide indemnification pursuant to this Section (C), the Indemnified Party shall, within thirty (30) days of the receipt of such written notice, give the other party written notice thereof (a “Claim Notice”). Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by an Indemnified Party of its right to indemnity hereunder with respect to such action, suit or proceeding as long as no default has been entered. Upon receipt by the Company or Littlebanc of a Claim Notice with respect to any claim for indemnification which is based upon a claim made by a third party (“Third Party Claim”), the Company or Littlebanc, as the case may be, may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The Indemnified Party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. The Indemnified Party shall have the right to approve its own counsel in any such action. Neither the Company nor Littlebanc, as the indemnifying party, shall satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the Indemnified Party, which consent shall not be delayed and which shall not be required if the Indemnified Party is granted a release in connection therewith. The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.
IN NO EVENT SHALL EITHER PARTY OR ANY PARTY’S OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, PARTNERS, AGENTS OR REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF GOODWILL, LOST PROFITS, LOST DATA OR LOST OPPORTUNITIES, IN ANY WAY RELATING TO THIS AGREEMENT, EVEN IF A PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH LIABILITY IS BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE. I N NO EVENT WILL EITHER PARTY’S LIABILITY IN THE AGGREGATE FOR ANY LOSSES FOR ANY MATTER ARISING BETWEEN THE PARTIES HEREIN, EXCEPT FOR THIRD PARTY CLAIMS ARISING UNDER THIS INDEMNIFICATION PROVISION UNDER THIS AGREEMENT, EVER EXCEED THE TOTAL FEES RECEIVED BY LITTLEBANC, SECURITIES OFFERED THROUGH WILMINGTON CAPITAL SECURITIES, LLC UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE.

For purposes of this Agreement, each officer, director, shareholder, member, and employee or affiliate of an Indemnified Party and each person, if any, who controls an Indemnified Party (or any affiliate) within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as the Indemnified Party with respect to matters of indemnification hereunder.

(D)	Confidentiality. Littlebanc agrees that all non-public information pertaining to the prior, current or contemplated business of the Company is a valuable and confidential asset of the Company. Such information shall include, without limitation, information relating to customer lists, bidding procedures, intellectual property, patents, trademarks, trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public. Littlebanc, its officers, directors, employees, agents and members shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information for other than the Company’s business. Such confidentiality does not apply (i) where such information is publicly available or later becomes publicly available other than through a breach of this Agreement, (ii) where such information is subsequently lawfully obtained by Littlebanc from a third party or parties, (iii) if such information is known to Littlebanc prior to the execution of this Agreement or (iv) as may be required by law.

Liberator Medical Holdings, Inc.
February 5, 2010

(E)	Independent Contractor. It is expressly understood and agreed that Littlebanc shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties. It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Littlebanc shall have no right to bind the Company in any manner. In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

(F)	Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

(G)	Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

(H)	Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

(I)	Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(J)	Construction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be the court of competent jurisdiction in Palm Beach County, Florida, and agrees to waive any objections to such venue. EACH OF LITTLEBANC AND THE COMPANY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(K)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

(L)	Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(M)	Attorneys’ Fees and Court Costs. If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and expenses and court costs.

(N)	Computer Virus. During the course of this engagement, Littlebanc may exchange electronic versions of documents and emails with you using commercially available software. Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so-called viruses, or similar destructive electronic programs. Littlebanc takes the issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses. Littlebanc also updates its system with the software vendor’s most current releases at regular intervals.

Liberator Medical Holdings, Inc.
February 5, 2010

By utilizing this virus scanning software, Littlebanc’s system may occasionally reject a communication you send. Littlebanc in turn may send you something that is rejected by your system. This infrequent occurrence is to be expected as part of the ordinary course of business.

Because the virus protection industry is generally one or two steps behind new viruses, Littlebanc cannot guarantee that its communications and documents will always be virus free. Occasionally, a virus will escape and go undetected as it is passed from system to system. Although Littlebanc believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.

Please inform Littlebanc immediately in the event a virus enters your company’s system via any electronic means originating from Littlebanc. Through cooperative efforts, disruption to communications can be minimized.

(O)	Information Disclosure. Littlebanc may disclose any information when it is believed necessary for the conduct of its business, or where disclosure is required by law. For example, information may be disclosed for audit or research purposes, or to law enforcement and regulatory agencies to do such things as prevent fraud. Information may also be disclosed to affiliates as well as to others that are outside Littlebanc. Littlebanc may make other disclosures of Information as permitted by law.

(P)	Legal Services. Littlebanc is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that Littlebanc is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

(Q)	Securities Trading and Other Activities. Littlebanc is a full service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities. The Company agrees and acknowledges that in the ordinary course of these activities, Littlebanc and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities. The Company further agrees and acknowledges that Littlebanc and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Littlebanc’s, or its affiliates’, ability to provide such services.

(R)	No Fiduciary Duties. The Company represents that it is a sophisticated business enterprise that has retained Littlebanc for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(S)	USA Patriot Act. If necessary, the Company agrees to provide Littlebanc with information and supporting documentation to enable Littlebanc to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) (Public Law 107-56).

(T)	Marketing. Littlebanc shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein.